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                                                                   EXHIBIT 10.5D

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                               AMENDMENT NUMBER 1

                                       TO

                       LICENSE AND DISTRIBUTION AGREEMENT

      This Amendment Number 1 ("Amendment 1") to the License and Distribution Agreement ("Agreement"), dated November 12, 1999, is entered into and is effective as of the 11th day of August, 2000 ("Effective Date") by and between Compaq Computer Corporation ("Compaq"), a Delaware corporation having its principal place of business at 20555 S.H. 249, Houston, Texas 77070 and Altiris, Inc. ("Altiris") a Utah corporation, having its principal place of business at 387 South 520 West, Lindon, Utah 84042 (collectively "the Parties").

      WHEREAS, the Parties wish to amend the Agreement to bring an additional set of Resale Products under the Agreement; and whereas these additional Resale Products shall be: (1) Altiris eXpress, PC Transplant Pro and LabExpert which are Integrated Altiris Products under a separate Alliance Master Agreement and Project Statement Number 1 which shall be executed concurrently with this Amendment 1, and (2) Altiris Vision.

      NOW, THEREFORE, in consideration of the mutual covenants and promises in the Agreement as amended hereunder, and for other good and valuable consideration, the receipt sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

     All terms defined or used in the Agreement shall have the same meaning in this Amendment. All references to Sections shall mean sections or subsections of the Agreement.

      1. Subsection 1.4 of the Agreement is deleted in its entirety and replaced with the following new subsection:

          1.4 Resale Products. The "Resale Products" are the full commercial versions of the following Altiris products:

          (a) Altiris eXpress - full product version including software, documentation (printed and/or electronic), media and packaging.

          (b) PC Transplant Pro - full product version including software, documentation (printed and/or electronic), media and packaging.

          (c) Altiris Vision - full product version including software, documentation (printed and/or electronic), media and packaging.

          (d) Altiris LabExpert - full product version including software, documentation (printed and/or electronic), media and packaging.

          (e) Upgrade Protection for Altiris eXpress.

          (f) Upgrade Protection for PC Transplant Pro.

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           (g)  Upgrade Protection for Altiris Vision.

           (h)  Upgrade Protection for Altiris LabExpert.

     Each of these Resale Products will have a separate SKU or other unique product designation assigned by Altiris. Each Resale Product will be governed by the applicable end-user license agreement. Future versions of these products will be added to this list by Altiris to keep it current.

     Compaq will not offer Upgrade Protection products until such time as systems and policies are in place to track customers appropriately (to provide detailed point-of-sale customer information). The Parties will share this information with each other.

     2.    Section 1.12 is deleted.

     3.    Section 2.7(d) is deleted.

     4. Section 3.1 of the Agreement is deleted in its entirety and replaced with the following new section:

     3.1 Internal Use License - Altiris Express, Altiris Vision, Altiris LabExpert and PC Transplant Pro. Subject to the terms and conditions of this Agreement and Compaq's compliance therewith, Compaq is authorized and licensed to use copies of Altiris eXpress, Altiris Vision, Altiris LabExpert and PC Transplant Pro for Compaq's internal use only on computers within the possession and use of Compaq employees (the "Internal Use License"). To the extent that any of these software products include third party code, then they are governed by any restrictions or provisions required by the third party licensor and Altiris agrees to promptly provide to Compaq copies of any such restrictions and/or provisions. Compaq shall pay, in addition to all other payments under this Agreement and Amendment, any royalties or other payments payable to the third party for this Internal Use License and for any Upgrade Protection.

     5. Section 3.7 is terminated because the concept of an upgrade from PC Transplant to PC Transplant Pro is no longer offered.

     6. Section 3.5 of the Agreement is deleted in its entirety and replaced with the following new section:

           3.5 Copying. The Internal Use License includes authorization for Compaq to make copies of Altiris Express, Altiris Vision, Altiris LabExpert and PC Transplant Pro, provided that any such copy: (i) is created as an essential step in the utilization by Compaq of Altiris Express, Altiris Vision, Altiris LabExpert and/or PC Transplant Pro in accordance with Section 3.1 and Section 3.12, and is used by Compaq in no other manner, or (ii) is only for archival purposes to back-up licensed use of Altiris Express, Altiris Vision, Altiris LabExpert and PC Transplant Pro. The Bundling License and Distribution License include authorization to make copies of the Distributable Programs as reasonably needed for the exercise of such Licenses by Compaq and for reasonable archival or back-up purposes. All trademark, copyright and proprietary rights notices must be faithfully reproduced and included by Compaq on copies made by Compaq. Compaq may not make any other copies of the Licensed Software.

                                       -2

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      7.   The Parties acknowledge that Section 3.9 previously expired.

      8.   The last sentence of Section 4.1 and the blank Exhibit F are deleted.

      9.   Sections 5.10, 8.4, 10.1, 10.4, 12.1(a), 12.2, 12.3, 12.4, 13.3 and
15.10 shall apply to Altiris Vision and Altiris LabExpert in the same manner that they apply to Licensed Software.

      10. Section 8.2 shall apply to Altiris Vision and Altiris LabExpert in the same manner that it applies to Altiris eXpress.

      11.  [*]

      12.  [*]

      13. Compaq will be allowed to resell the Altiris Professional Services as described in Altiris' then-current published retail price list. The prices paid by Compaq or its designated agent to Altiris for the Professional Services shall be [*]% of Altiris' then-current published retail price for the Altiris Professional Services. As with prices for Resale Products, the prices for Professional Services are subject to change by Altiris upon at least 30 days advance notice to Compaq. The descriptions and types of Professional Services are also subject to change by Altiris. Professional Services are subject to Altiris' then-current services agreement and the availability of Altiris personnel.

      14.  [*]

      15.  [*]

      16. Sections 13.2(c)(v) and 15.9 are deleted. The Parties have agreed to address this issue in their Project Statement Number 1 under the Alliance Master Agreement.

      17. The last sentence of Section 13.3(b) is deleted and replaced with the following:

           Should any of the Licensed Materials contain third party code, Altiris shall obtain the appropriate rights and licenses from the third parties for Compaq to use such third party code embedded in the Licensed Software under the terms and conditions of this Agreement. Altiris agrees to promptly provide to Compaq copies of any restrictions or provisions required for the use of such third party code and such third party code shall be governed by any such restrictions or provisions.

      18.  Section 14 is deleted and replaced by the following:

           Alternative Dispute Resolution (ADR). The parties wish to use reasonable measures to avoid the litigation of disputes under this Agreement. Therefore, any controversy between the parties involving or concerning the construction, performance, validity, or application of any terms,

-------------------------------

     *This provision is the subject of a Confidential Treatment Request.

                                      -3-

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covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement or the alleged breach or termination thereof that may be raised at any time by either party shall be resolved in accordance with the following procedures. Notwithstanding the above, however, these procedures shall not apply to disputes relating to infringement of the other party's intellectual property rights or the unlicensed use or disclosure of either party's software or intellectual property. The parties shall use the procedures in the following order of priority. Unless otherwise agreed, the parties shall each bear all of their expenses incurred during the procedures. The entire procedure provided by this section will be private and confidential to the greatest extent allowed by law. Each party agrees to take all steps necessary to ensure the private and confidential nature of all papers submitted, all negotiations, mediation sessions, and arbitration proceedings, if any, held pursuant to this ADR process.

           1) NEGOTIATION. At the written request of either party to initiate this ADR process, the parties shall negotiate for a resolution of the dispute in a meeting or series of meetings held at the site of the non-requesting party. The meeting shall be attended by appropriate executives of both parties who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement.

           2) MEDIATION. In the event that the dispute is not resolved by negotiation within thirty (30) days of the original request to initiate this ADR process, the parties shall submit their dispute to non-binding mediation. The parties agree to use the services of the private dispute resolution firm of JAMS to establish a mediation process suitable to resolve the dispute at issue. The time and place of the mediation shall be as mutually agreed in consultation with JAMS.

           In the event these procedures do not result in a successful resolution of the dispute, the parties shall be free to pursue all remedies available through the judicial process.

      19. Exhibit A- Description of Altiris Software Products is deleted in its entirety and replaced with the following:

                                    Exhibit A

                    Description of Altiris Software Products

      1.   Description of Altiris eXpress:

           Altiris eXpress is a total PC management solution. Altiris combined its imaging and configuration capabilities with a host of new technologies into a completely redesigned, easy to use single console. Altiris eXpress is a fully integrated management tool for the deployment, configuration, software and registry management, reconfiguration, backup and recovery of PCs.

                                      -4-

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      2.   Description of PC Transplant Pro:

      PC Transplant combines an intuitive GUI Interface with a powerful wizard that walks users through creating a personality file that captures desktop, network, and application settings, as well as data files and directories into a self-extracting compressed personality package that can then be transplanted onto another PC. The Pro version of PC Transplant includes a migration wizard, an imaging component and Altiris' boot disk creator. This combination provides an entire PC migration tool. End users as well as IT staff will be able to backup or preserve a PC's personality, migrate or update the operating system on an existing or a new PC, then restore the personality back onto the PC.

      3.   Description of Altiris Vision:

      Altiris Vision includes teaching tools. A teacher can monitor his/her class, have users work in groups, demonstrate concepts to the students, and highlight key areas of the teacher's computer screen for the class, all from the teacher's workstation. If a student has a problem, remote control lets the teacher help the student from the teacher's desk. The auto-sensing feature allows student computers to automatically connect to the teacher module. The teacher can also moderate chat between students working on the same project, and shut down all the PCs at the end of the day.

      4.   Description of Altiris LabExpert:

      LabExpert is a software configuration management program for PC labs and classrooms. From the LabExpert console, a user can install or restore an operating system or applications to a classroom of PCs.

      Except as set forth herein, all other provisions of the Agreement remain in full force and effect. In the event of any conflict between this Amendment and the original Agreement, this Amendment shall govern.

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     IN WITNESS WHEREOF, the Parties hereto have duty executed this Amendment by their respective duly authorized representatives to be effective as of the Effective Date.

COMPAQ COMPUTER CORPORATION                     ALTIRIS, INC.

By:  /s/ Jerry Meerkatz                         By:  /s/ Gregory S.  Butterfield
    ---------------------------------------         ----------------------------

Name:  Jerry Meerkatz                           Name: Gregory S.  Butterfield

Title: Vice President and General Manager       Title: Chief Executive Officer
       Internet Products and Services

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